                                                                     EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT



                                  BY AND AMONG

                          ROBOTIC VISION SYSTEMS, INC.

                                       AND

                                RVSI EUROPE, LTD.

                                     SELLERS

                                       AND

                         SICK, INC. AND ERWIN SICK LTD.

                                     BUYERS



                          DATED AS OF DECEMBER 18, 2001
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                                TABLE OF CONTENTS

ARTICLE 0. DEFINITIONS.........................................................2


ARTICLE 1  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES.......................7

   1.1      ASSIGNMENT.........................................................7
   1.2      CONVEYANCE AND TRANSFER............................................8
   1.3      ACTION BY NEWCO....................................................9
   1.4      FURTHER ASSURANCES.................................................9

ARTICLE 2.  SALE AND PURCHASE OF NEWCO SHARES AND RV LTD. ASSETS...............9

   2.1      SALE AND PURCHASE OF NEWCO SHARES AND RV LTD. ASSETS ..............9
   2.2      PAYMENT OF PURCHASE PRICE..........................................9
   2.3      ADJUSTMENT TO PURCHASE PRICE.......................................9
   2.4      EXPENSES; SALES AND TRANSFER TAXES................................10
   2.5      BROKERAGE.........................................................11
   2.6      ALLOCATION OF PURCHASE PRICE......................................11

ARTICLE 3.  CLOSING DATE; CERTAIN TRANSACTIONS TO BE EFFECTED AT CLOSING......11

   3.1      CLOSING DATE......................................................11
   3.2      CERTAIN TRANSACTIONS TO BE EFFECTED AT CLOSING....................11

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS.....................13

   4.1      ORGANIZATION AND STANDING.........................................14
   4.2      CAPITALIZATION AND SECURITY HOLDERS...............................14
   4.3      STOCK OWNERSHIP...................................................14
   4.4      AUTHORITY.........................................................14
   4.5      OWNERSHIP OF THE BUSINESS.........................................14
   4.6      CONSENTS..........................................................14
   4.7      FINANCIAL STATEMENTS..............................................15
   4.8      UNDISCLOSED LIABILITIES...........................................15
   4.9      ACCOUNTS RECEIVABLE AND INVENTORIES...............................15
   4.10     ABSENCE OF CERTAIN CHANGES........................................16
   4.11     TAXES.............................................................17
   4.12     TITLE TO AND CONDITION OF PROPERTIES..............................18
   4.13     INTELLECTUAL PROPERTY.............................................19
   4.14     ASSIGNED CONTRACTS................................................20
   4.15     SPECIAL TERMS; PRODUCT WARRANTIES.................................21
   4.16     EMPLOYEES AND COMPENSATION........................................21
   4.17     EMPLOYEE BENEFITS.................................................21
   4.18     LABOR RELATIONS...................................................22
   4.19     CUSTOMERS AND SUPPLIERS...........................................22
   4.20     NO CONFLICT OR DEFAULT............................................22
   4.21     COMPLIANCE WITH LAW...............................................22
   4.22     LEGAL PROCEEDINGS, ETC............................................23
   4.23     RESTRICTIVE DOCUMENTS.............................................23
   4.24     INSURANCE.........................................................24
   4.25     ONGOING BUSINESS..................................................24
   4.26     NO BANKRUPTCY.....................................................24


                                       2
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ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF BUYERS..........................24

   5.1      ORGANIZATION AND QUALIFICATION....................................24
   5.2      AUTHORITY AND VALIDITY............................................25
   5.3      NO BREACH OR VIOLATION............................................25
   5.4      LITIGATION........................................................25
   5.5      SICK LTD..........................................................26

ARTICLE 6.  ADDITIONAL COVENANTS..............................................26

   6.1      PUBLIC ANNOUNCEMENTS..............................................26
   6.3      LICENSING OF INTELLECTUAL PROPERTY................................26
   6.4      NON-SOLICITATION..................................................26
   6.5      NON-COMPETE.......................................................27
   6.6      CI NAME...........................................................27
   6.7      EMPLOYEE MATTERS..................................................27
   6.8      ACCESS TO RECORDS.................................................28
   6.9      ASSUMPTION AFTER CLOSING..........................................28
   6.10     WARRANTY SERVICES.................................................28
   6.11     LOCKHEED MARTIN...................................................28
   6.12     OPTION TO ACQUIRE FRANCE ASSETS...................................29
   6.13     ESCROW FEES.......................................................29

ARTICLE 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER......................29

   7.1      GOVERNMENTAL OR LEGAL ACTION......................................29
   7.2      ACCURACY OF REPRESENTATIONS AND WARRANTIES........................29
   7.3      PERFORMANCE OF AGREEMENTS.........................................29
   7.4      NO MATERIAL ADVERSE EFFECT........................................30
   7.5      TRANSFER DOCUMENTS................................................30
   7.6      ADDITIONAL DOCUMENTS AND ACTS.....................................30

ARTICLE 8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS....................30

   8.1      GOVERNMENTAL OR LEGAL ACTIONS.....................................30
   8.2      ACCURACY OF REPRESENTATIONS AND WARRANTIES........................30
   8.3      PERFORMANCE OF AGREEMENTS.........................................30
   8.4      ADDITIONAL DOCUMENTS AND ACTS.....................................31
   8.5      CERTIFICATES......................................................31

ARTICLE 9.  INDEMNITY.........................................................31

   9.1      SELLERS' INDEMNITY................................................31
   9.2      BUYERS' INDEMNITY.................................................32
   9.3      ESCROW AGREEMENT..................................................33

ARTICLE 10. NOTICES...........................................................34


ARTICLE 11.MISCELLANEOUS......................................................35

   11.1     ENTIRE AGREEMENT..................................................35
   11.2     SUCCESSORS AND ASSIGNS............................................35
   11.3     ARBITRATION.......................................................35
   11.4     CAPTIONS..........................................................35
   11.5     COUNTERPARTS......................................................35
   11.6     GOVERNING LAW.....................................................35


                                       3
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                                    SCHEDULES

0.1      Assumed Liabilities
0.2      Excluded Assets
0.3      Excluded Liabilities
0.4      Permitted Encumbrances

0.5      Transferred Intellectual Property
0.6      RV Ltd. Assets and RV Ltd. Liabilities
1.1      Other Assets transferred to NEWCO
2.3      Adjustment Procedures
2.6      Allocation of Purchase Price
4.3      Stock Ownership
4.6      Consents
4.7      Financial Statements
4.8      Undisclosed Liabilities
4.9      Accounts Receivable/Inventory
4.10     Absence of Changes
4.11     Taxes
4.12     Title and Condition of Properties
4.13     Intellectual Property
4.14     Contracts
4.15     Special Terms and Warranties
4.16     Employees and Compensation
4.17     Employee Benefits
4.19     Customers and Suppliers
4.21     Compliance with Law
4.22     Legal Proceedings
4.23     Restrictive Documents
4.24     Insurance
6.9      Assumption After Closing
6.11     Lockheed
6.12     France Assets


                                       4
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                                    EXHIBITS

A.       Cross License Agreement
B.       Escrow Agreement
C.       IT Agreement
D.       Product Supply Agreement
E.       Source Code Escrow Agreement

F.       Bill of Sale, Assignment and Assumption Agreement
G.       Tohken Amendment
H.       Opinion of Sonnenschein Nath & Rosenthal
I.       Opinion of Wormser, Kiely, Galef and Jacobs LLC
J.       Software License Agreement

                           PURCHASE AND SALE AGREEMENT

                  This PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of the 18th day of December, 2001, by and among Robotic Vision Systems, Inc., a Delaware corporation ("RVSI"), RVSI Europe, Ltd. an English limited company ("RV Ltd." and collectively with RVSI, "Sellers") and SICK, INC., a Minnesota corporation ("SICK"), and ERWIN SICK LTD. an English limited company ("Sick Ltd." and collectively with SICK "Buyers").

                                R E C I T A L S:


                  1. RVSI directly and indirectly through RV Ltd., a wholly owned subsidiary of RVSI, is engaged in the design, engineering, development, manufacture, sale, marketing and servicing of machine vision, automatic identification and related products through two divisions: the Semiconductor Equipment Group and the Acuity CiMatrix division.


                  2. RVSI's Acuity CiMatrix division designs, manufactures and markets three primary product lines. One of these three product lines is one-dimensional bar code reading systems, camera based bar code readers and related products used in the automatic identification and data collection market to track packages for the parcel delivery services and material handling industries (the "Business").

                  3. RV Ltd. owns certain of the property, assets and rights (the "RV Ltd. Assets") and certain of the liabilities (the "RV Ltd. Liabilities") used exclusively in the Business, other than the Excluded Assets and the Excluded Liabilities, each as hereinafter defined, all as set forth on
Schedule 0.6.


                  4. Immediately prior to the Effective Time, RVSI assigned and transferred to Sick Auto Ident, Inc., a Delaware corporation and a wholly owned subsidiary of RVSI ("NEWCO") all of the property, assets and rights of RVSI used exclusively or primarily in the operation of the Business, other than the Excluded Assets and the RV Ltd. Assets (the "Assigned Assets") and immediately prior to the Effective Time, RVSI assigned and transferred to NEWCO the Assumed Liabilities, all as described in more detail in Article 1 below (the "Asset Transfer").

                  5. As of the time of the execution of this Agreement, all of the property, assets, rights and obligations used exclusively in the operation of the Business (other than the Excluded Assets and the Excluded Liabilities) are held by RV Ltd. and NEWCO.
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                  6. RVSI desires to sell, and SICK desires to purchase, all of the issued and outstanding capital stock of NEWCO (the "NEWCO Shares") and RV Ltd. desires to sell and assign, and Sick Ltd. desires to purchase and assume, all of the RV Ltd. Assets and the RV Ltd. Liabilities on the terms and conditions set forth in this Agreement.


                  NOW, THEREFORE, in consideration of the promises and the respective agreements hereinafter set forth, the parties agree as follows:

                                   ARTICLE 0.
                                   DEFINITIONS

                  "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

                  "Applicable Environmental Laws" shall mean all Federal, state, and local environmental laws, statutes, ordinances and codes relating to the protection of public health or the environment (including without limitation any water, water vapor, land, subsurface, air, fish, wildlife, biota, and other natural resources) and/or governing the use, storage, treatment, generation, transportation, processing, handling, management, production, or disposal of solid wastes, medical wastes, toxic substances, hazardous wastes, hazardous substances, petroleum, petroleum-based products, radio-nuclides, or other radioactive materials, including without limitation (to the extent applicable to either of the Sellers or NEWCO, as the case may be) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, and the rules, regulations, policies, guidelines, interpretations, decisions, orders, and directives of Federal, state, and local government agencies and authorities with respect any of the foregoing, in each case as amended from time to time.

                  "Asset Transfer" shall have the meaning set forth in the Recitals hereto.

                  "Assigned Assets" shall have the meaning set forth in the Recitals hereto.

                  "Assumed Liabilities" shall mean the liabilities assumed from RVSI by NEWCO, as set forth on Schedule 0.1.

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                  "Business" shall have the meaning set forth in the Recitals hereto.

                  "Business Day" shall mean any day other than Saturday, Sunday or a day on which banking institutions in New York, New York or in Frankfurt, Germany are required or authorized to be closed.

                  "Closing" shall mean the consummation of the transactions contemplated by this Agreement, as described in Article 3.

                  "Closing Date" shall mean the date on which the Closing occurs.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Consents" shall mean any material registration or filing with, consent, waiver or approval of, notice to, or action by any Person or Governmental Authority required to permit the transfer of the assets and liabilities to NEWCO, the transfer of the NEWCO Shares and the RV Ltd. Assets to Buyers or to permit Sellers to perform any of their other obligations under this Agreement, as set forth on Schedule 4.6.

                  "Contracts" shall mean all contracts, agreements and leases relating exclusively or primarily to the Business (other than those that are Governmental Permits or Excluded Assets), to which any of RVSI, NEWCO and RV Ltd. is a party.

                  "Cross-License-Agreement" shall mean the license agreement attached to this Agreement as EXHIBIT A pursuant to which NEWCO grants RVSI a license to use the patents that are part of the Intellectual Property assigned to NEWCO as part of the Asset Transfer and RVSI grants to NEWCO a license to use certain patents which are retained by RVSI but have been used in the Business.

                  "Effective Time" shall mean 12:01 a.m. EST on December 15,
2001.

                  "Encumbrance" shall mean any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, lease, pledge, option, charge, assessment, encumbrance, adverse interest, attachment or claim.

                  "ERISA" shall mean The Employee Retirement Income Security Act of 1974, as amended, and its statutory or administrative equivalent, if any, in the United Kingdom.

                  "Escrow Agent" shall mean Wilmington Trust Company or any successor thereto.

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                  "Escrow Agreement" shall mean that certain Escrow Agreement among Sellers, Buyers and the Escrow Agent in the form annexed as EXHIBIT B hereto.

                  "Escrow Amount" shall mean the sum of Five Hundred Thousand ($500,000) Dollars.

                  "Excluded Assets" shall mean the assets set forth on Schedule 0.2.

                  "Excluded Liabilities" shall mean the liabilities set forth on
Schedule 0.3.

                  "Financial Statements" shall have the meaning set forth in
Section 4.7.

                  "Governmental Authority" shall mean any of the following: (a) the United States of America; (b) the United Kingdom; (c) any state, commonwealth, territory or possession of the United States of America, any colony, dominion, territory or possession of the United Kingdom and any political subdivision of either thereof (including counties, municipalities and the like); (d) the European Union; and (e) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission, board, arbitrator or panel of arbitrators.

                  "Intangibles" shall mean all general intangibles, other than Intellectual Property, owned, used or held for use by NEWCO or RV Ltd. in connection with the Business such as (i) finished product specifications, packaging supply specifications, technical information, label and shipping carton dies, research, shop and royalty rights, the non-exclusive right to enforce employee contracts and third party agreements regarding non-disclosure or non-competition, to the extent those agreements are not assigned to NEWCO or Sick Ltd.; (ii) any customer lists and data-bases, correspondence with customers, and any other information regarding customer contacts and the distribution of the products of the Business; and (iii) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing, all international rights associated with the foregoing, and all claims for infringement or breach thereof.

                  "Intellectual Property" shall mean all of the copyrights, patents, trademarks, trade names, domain names, fictitious business names, logos, service marks, computer software, customer lists, trade secrets, designs, plans, processes, know-how, inventions and other intellectual property rights that were, immediately prior to the Asset Transfer, material to the operation of the Business by the Sellers.

                  "Inventory" shall mean NEWCO's inventory of fixed assets, finished products, raw materials and work in process, together with the spare parts, supplies and promotional and packaging materials as these items exist at NEWCO pursuant to the Asset Transfer at the Effective Time.

                  "IT Agreement" shall mean the agreement between RVSI and NEWCO concerning the IT and other support services which RVSI shall grant to NEWCO during a transition phase, as attached in EXHIBIT C.

                  "Knowledge of the Sellers," "Sellers' Knowledge" or similar terms shall mean the actual Knowledge of each of Curtis Howes, Thomas Chisholm, Lawrence Cohen, Steven Fabbri, Pat Costa, John Dwinell, Charles Halpin, Frank Goodfinger and Richard Ouellette, without inquiry.

                  "Legal Requirement" shall mean any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including but not limited to judicial decisions applying common law or interpreting any other Legal Requirement.

                  "Liabilities" shall mean, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, duty or responsibility, fixed or unfixed, known or unknown, matured or unmatured, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

                  "Material Adverse Effect" shall mean a material adverse effect on the operations, assets, or financial condition of the Business, taken as a whole, but without taking into account any effect resulting from changes in conditions (including economic conditions, or federal, state or local governmental actions, legislation or regulations) that are applicable to the overall economy or the entire (or substantially the entire) industry in which RVSI, RV Ltd. or NEWCO is engaged on a national, regional, state or local basis.

                  "NEWCO" shall have the meaning set forth in the Recitals hereto.

                  "NEWCO Shares" shall have the meaning set forth in the Recitals hereto.

                  "Permitted Encumbrances" shall mean the following
Encumbrances: (a) liens for Taxes, assessments and governmental charges not yet due and payable; (b) zoning laws and ordinances and similar Legal Requirements which are not violated by any existing improvement or which do not prohibit the use of the Real Property as currently used in the operation of the Business; (c) any right reserved to any Governmental Authority to regulate the affected property; (d) in the case of any leased Asset, (i) the rights of any lessor and
(ii) any Encumbrance granted by any lessor of such leased Asset; (e) inchoate materialmens', mechanics', workmen's, repairmen's or other like Encumbrances arising in the ordinary course of business for which a claim has not yet been made other than in the ordinary course of business; and (f) those Encumbrances disclosed on Schedule 0.4.

                  "Permits" shall mean all franchises, licenses (other than software licenses), permits, consents, authorizations, approvals and certificates owned or obtained by each Seller or NEWCO needed for the lawful operation of the Business or the ownership of the assets of the Business.

                  "Person" shall mean any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                  "Product Supply Agreement" shall mean the agreement between RVSI and NEWCO concerning the supply of NEWCO after the Closing with RVSI products, as attached in EXHIBIT D.

                  "Purchase Price" shall mean the sum to be paid by Buyers for the NEWCO Shares and the RV Ltd. Assets and the assumption of the RV Ltd. Liabilities in the aggregate amount of Eleven Million Five Hundred Thousand Dollars (US $11,500,000) plus or minus the amount of any adjustments made pursuant to Section 2.3 hereof.

                  "Real Property" shall mean all assets consisting of interests in real property (including but not limited to, to the extent applicable, improvements, fixtures and appurtenances), including both fee and leasehold interests.

                  "RV Ltd. Assets" shall have the meaning set forth in the Recitals hereto.

                  "RV Ltd. Liabilities" shall have the meaning set forth in the Recitals hereto.

                  "Software License Agreement" shall mean the license agreement between RVSI and NEWCO attached hereto as EXHIBIT J.

                  "Source Code Escrow Agreement" shall mean the escrow agreement attached hereto as EXHIBIT E.

                  "Sublease" shall mean the Sublease Agreement between RVSI, as Sublandlord, and NEWCO, as Subtenant, with respect to a portion of the premises located at 5 Shawmut Road, Canton, Massachusetts.

                  "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

                  "Taxes" shall mean all taxes, charges, fees, liens, levies, charges, imposts, duties, withholdings or other assessments, including, without limitation, income, withholding, capital, excise, employment, occupancy, property, ad valorem, sales, transfer, recording, documentary, registration, motor vehicle, franchise, use, gross receipts and VAT taxes, imposed by the United States, the United Kingdom, any foreign government or any state, county, local government or any subdivision of any thereof. Such term shall also include any interest, penalties, fines or additions attributable to such assessments.

                  "Taxing Authority" shall mean any Governmental Authority with the power to impose Taxes.

                  "Transaction Documents" shall mean this Agreement, the Exhibits and Schedules hereto, and each other instrument, document, certificate and agreement required or contemplated to be executed and delivered hereunder.

                  "Transferred Intellectual Property" shall mean the Intellectual Property set forth on Schedule 0.5.

                                   ARTICLE 1.

                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

         1.1 Assignment. Immediately prior to the Effective Time, RVSI assigned and transferred to NEWCO all of the Assigned Assets. In addition, immediately prior to the Effective Time, RVSI assigned and transferred to NEWCO, and NEWCO has assumed, the Assumed Liabilities. NEWCO has assumed no liabilities other than the Assumed Liabilities. The Assigned Assets and Assumed Liabilities include without limitation the following:

                  (a) All Transferred Intellectual Property and Intangibles.


                  (b) All equipment, furniture, furnishings, fixtures, machinery, personal computers, tools, supplies, spare parts and any other tangible personal property unique to the Business, and all warranties and guarantees, if any, express or implied, existing for the benefit of the Seller in connection with said equipment to the extent transferable.

                  (c) RVSI's inventory of finished products, raw materials and work in process exclusively for products of the Business, together with the spare parts, supplies and promotional and packaging materials that are unique to the Business.


                  (d) The Contracts assigned to NEWCO as described in Section
4.14 hereof.


                  (e) All Permits.

                  (f) Any records or parts of such records that are unique to the Business.


                  (g) Any assets and liabilities identified in Schedule 1.1 whether or not unique to the Business.


         1.2 Conveyance and Transfer. To the extent that conveyance and/or transfer of the Assigned Assets and the assumption of the Assumed Liabilities has not yet taken place as of the Effective Time and/or to evidence said conveyance and transfer and assumption, RVSI, SICK and NEWCO shall do the following:

                  (a) RVSI shall deliver or cause to be delivered to NEWCO such deeds, bills of sale, endorsements, consents, assignments, and other good and sufficient instruments of conveyance and assignment as shall be effective to vest in NEWCO all right, title and interest of RVSI in and to the Assigned Assets, and NEWCO shall deliver or cause to be delivered to RVSI such assumptions and other good and sufficient instruments of assumption as shall be effective to vest in NEWCO all of the interest of RVSI in the Assumed Liabilities.

                  (b) With regard to the Intangibles required to have been transferred pursuant to Article 1.1(a) hereof, RVSI shall deliver to NEWCO all physical incorporations (listings, blueprints etc.) thereof. To the extent that Intangibles are stored in computer readable format, RVSI shall make available to NEWCO copies thereof by delivering to NEWCO digital audio tapes or other devices of data storage agreed upon between the parties.

                  (c) With regard to the tangible assets required to have been transferred pursuant to Article 1.1(b) hereof, RVSI shall deliver to NEWCO physical possession of said tangible assets as of the transfer date. To the extent that NEWCO does not obtain physical possession on said date, RVSI shall exercise its possession of such assets on behalf of NEWCO. To the extent that individual tangible assets as of the Closing Date are in the possession of third parties, RVSI shall transfer to NEWCO its right to claim such assets back.

                  (d) If any of the Assigned Contracts required to have been assigned pursuant to Article 1.1(d) hereof can be assigned only with the consent of third parties and if such consent is refused or impractical to be obtained, or until such consent is obtained, RVSI and NEWCO shall, to the extent legally possible, put one another amongst each other in such position as would exist if the respective Assigned Contract had been assigned.

                  (e) To the extent that public registers have to be corrected and/or special action is needed for conveyance and transfer of the Assigned Assets, RVSI, NEWCO, and SICK shall promptly take all necessary action after the Closing Date. RVSI shall grant to SICK and NEWCO all necessary assistance in connection with such conveyance and transfer.

         1.3 Action by NEWCO. RVSI shall be responsible for causing NEWCO to take all action that NEWCO is obliged to take pursuant to this Article 1 or any other provision of this

Agreement until the Closing Date. After the Closing Date, that responsibility is assumed by SICK

         1.4 Further Assurances. The parties are in agreement that notwithstanding the Closing and the representations and warranties set forth in this Agreement (especially the representations and warranties contained in Sections 4.13(g), 4.14 and 4.25 below), any assets which should have been transferred in accordance with Article 1.1 hereof but which for some reason have been omitted, shall be transferred to NEWCO as soon as said omission becomes apparent.

                                   ARTICLE 2.

              SALE AND PURCHASE OF NEWCO SHARES AND RV LTD. ASSETS


         2.1 Sale and Purchase of NEWCO Shares and RV Ltd. Assets. Subject to the terms and conditions hereof, on the Closing Date, but effective as of the Effective Time, RVSI agrees to sell, transfer, convey, assign and deliver to SICK, and SICK agrees to purchase, good title, free and clear of Encumbrances to the NEWCO Shares and RV Ltd. agrees to sell, transfer, convey, assign and deliver to Sick Ltd. and Sick Ltd. agrees to purchase good title, free and clear of Encumbrances other than Permitted Encumbrances to the RV Ltd. Assets, and to assume the RV Ltd. Liabilities in consideration of the payment by Buyers to the Sellers of the Purchase Price. Sick Ltd. shall assume no liabilities other than the RV Ltd. Liabilities. Any RV Ltd. Assets that are capable of being transferred by delivery shall be transferred by delivery.


         2.2 Payment of Purchase Price. The Purchase Price to be paid for the NEWCO Shares and the RV Ltd. Assets shall, subject to the terms and conditions contained herein, be paid as follows:


                  (a) On the Closing Date, the Purchase Price less the Escrow Amount shall be paid by Buyers to Sellers, in cash by wire transfer in immediately available funds and credited to the account of Sellers pursuant to the wire instructions to be delivered by Sellers to Buyers no later than one (1) Business Day prior to the Closing Date; and

                  (b) On the Closing Date, the Escrow Amount shall be delivered by Buyers to the Escrow Agent by wire transfer in immediately available funds to be held and administered in accordance with the terms of the Escrow Agreement.


                  (c) The parties are in agreement that the payments made pursuant to Section 2.2 (a) and (b) above fully fulfill and discharge the Buyers' obligation to pay the Purchase Price subject to a possible adjustment pursuant to Section 2.3, and that Buyers shall in no way be responsible or liable for the distribution of the Purchase Price between the Sellers.

         2.3 Adjustment to Purchase Price. The Purchase Price shall be subject to the following adjustments:

                  (a) As of the Effective Time RVSI has received payments under service contracts and other down-payments under Contracts which are assumed by NEWCO. These will be cut-off and adjusted as of the Effective Time in accordance with the procedures used in the preparation of Schedule 2.3 (provided that said procedures are in accordance with GAAP). With respect to such receipts by RVSI up to an amount of $800,000.00, no adjustment of the Purchase Price shall take place, otherwise the amount exceeding $800,000.00 shall be deducted from the Purchase Price. For the avoidance of doubt: If the amount is less than $800,000.00, the Purchase Price shall not be increased or decreased. The amount of the adjustment shall be determined jointly by Buyers and Sellers.

                  (b) As of the Effective Time, SICK and RVSI shall jointly agree on the value of the Inventory. That inventory shall be valued fairly by using (if and to the extent that they are in conformity with generally accepted accounting principles applied in the United States) the methods of valuation consistently applied by Sellers with regard to the Business in prior years. To the extent that the value of the Inventory is less than $3,310,000.00, the difference shall be deducted from the Purchase Price. To the extent the value of the Inventory exceeds $3,610,000.00, the difference shall be added to the Purchase Price.

                  To the extent that the parties cannot agree on the amount of any of the items referred to in Sections 2.3(a) and (b) above, the question shall be conclusively decided by a certified public accounting firm to be appointed jointly by the parties on the request of any party. The certified public accountant shall consider evidence presented by the auditors of each of the parties. The certified public accountant shall also determine the allocation of the cost of his intervention among the parties based upon the success and failure of the parties' requests. The determination of the certified public accountant shall be final and binding upon Sellers and Buyers and not subject to dispute or review.

                  To the extent any of the adjustments to the Purchase Price shall be determined after the Closing, to the extent the Purchase Price shall be increased or decreased from the amount paid by Buyers to Sellers at Closing, the difference shall be paid by the party owing such amount to the other party, in cash not later than the 5th Business Day after final agreement or determination of such amount.

         2.4 Expenses; Sales and Transfer Taxes. Whether or not the transactions contemplated by this Agreement shall be consummated, Sellers and Buyers shall each pay their own expenses (including, without limitation, attorneys' and accountants' fees and disbursements) incident to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Buyers shall bear and pay all transfer, documentary, sales, purchase, use, value added, stamp, registration or similar taxes arising out of the transactions contemplated by this Agreement and any conveyance filing or recording or similar fees or charges (including interest and penalties) payable in connection with any instruments contained herein. SICK shall bear such taxes in the United States and Sick Ltd. shall bear such taxes in the United Kingdom.

         2.5 Brokerage. Buyers represent and warrant to Sellers that they have not, and Sellers represent and warrant to Buyers that they have not, incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement or the transactions contemplated hereby, and each party hereto agrees to indemnify and hold the other party hereto harmless against and in respect to any such obligation or liability based in any way on any agreement, arrangement or understanding claimed to have been made by such party with any third party.

         2.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the NEWCO Shares and the RV Ltd. Assets as set forth on Schedule 2.6 and such allocation shall be used by Buyers and Sellers for all relevant purposes, including the preparation and filing of all applicable income tax returns and reports.

                                   ARTICLE 3.

                                  CLOSING DATE;
                 CERTAIN TRANSACTIONS TO BE EFFECTED AT CLOSING

         3.1 Closing Date. The Closing shall occur at 10:00 A.M. eastern standard time on the date hereof (the "Closing Date"). The Closing shall be held at the offices of Sonnenschein Nath & Rosenthal, 1221 Avenue of the Americas, 24th Floor, New York, NY 10020-1089 or any other location which the parties agree on prior to the Closing. The Closing shall be effective as of the Effective Time.

         3.2 Certain Transactions to be Effected at Closing. Subject in each case to the terms and conditions contained in this Agreement, the following steps shall be taken concurrently at the Closing, except as otherwise expressly stated:


         A. Sellers shall execute and/or deliver, or cause to be executed and/or delivered, to Buyers the following:


                  (1) Share Certificates. Certificates, in negotiable form, along with stock power(s) (either separate from or on the reverse side of the certificates), representing all of the NEWCO Shares.

                  (2) Bill of Sale. A Bill of Sale, Assignment and Assumption Agreement with respect to the RV Ltd. Assets and the RV Ltd. Assumed Liabilities in the form annexed as EXHIBIT F.

                  (3) Good Standing Certificates. A certificate as of a recent date from the appropriate office of the jurisdiction of organization of each of NEWCO and RVSI as to the good standing of NEWCO and RVSI.

                  (4) Resignations. The resignations of all officers and directors of NEWCO effective as of the Closing Date.

                  (5) Escrow Agreement. The Escrow Agreement executed on behalf of Sellers.

                  (6) Sublease. The Sublease executed on behalf of RVSI.

                  (7) Tohken Amendment. A signed amendment to the agreement between RVSI and Tohken Co., Ltd. of June 20, 2000, attached as EXHIBIT G.

                  (8) Product-Supply Agreement. The Product-Supply Agreement executed on behalf of RVSI.

                  (9) IT Agreement. The IT Agreement executed on behalf of RVSI.

                  (10) Cross-License Agreement. The Cross-License Agreement executed on behalf of RVSI.

                  (11) Software License Agreement. The Software License Agreement executed on behalf of RVSI.

                  (12) Source Code Escrow Agreement. The Source Code Escrow Agreement executed on behalf of RVSI.

                  (13) Opinion Letter. An opinion letter from Sonnenschein Nath & Rosenthal in the form attached to this Agreement as EXHIBIT H.

                  (14) Transfer to NEWCO. Evidence reasonably satisfactory to the Buyers as to the proper transfer of the Assigned Assets of the Business by RVSI to NEWCO and the assumption by NEWCO of the Assumed Liabilities.

                  (15) Other Documents and Acts. All such further instruments and documents including instruments of conveyance, and do such other acts and things, as Buyers may reasonably request in order to convey good title to, and possession of, the NEWCO Shares and the RV Ltd. Assets, free and clear of any Encumbrances other than Permitted Encumbrances, and otherwise effectuate the transactions contemplated by this Agreement.

         B. At the Closing, Buyers shall execute and/or deliver, or cause to be executed and/or delivered, to Sellers the following:


                  (1) Escrow Amount. By wire transfer to an account designated by the Escrow Agent not less than one (1) Business Day prior to the Closing Date, the Escrow Amount.

                  (2) Purchase Price. By wire transfer to an account designated by Sellers not less than one (1) Business Day prior to the Closing Date, the balance of the Purchase Price.

                  (3) Board Resolution. Resolutions of the Boards of Directors of Buyers duly authorizing the execution, delivery and performance of this Agreement.

                  (4) Escrow Agreement. The Escrow Agreement executed on behalf of SICK.

                  (5) Sublease. The Sublease executed on behalf of NEWCO.

                  (6) Product-Supply Agreement. The Product-Supply Agreement executed on behalf of NEWCO.

                  (7) IT Agreement. The IT Agreement executed on behalf of SICK and NEWCO.

                  (8) Cross-License Agreement. The Cross-License Agreement executed on behalf of NEWCO.

                  (9) Source Code Escrow Agreement. The Source Code Escrow Agreement executed on behalf of NEWCO.

                  (10) Software License Agreement. The Software License Agreement executed on behalf of NEWCO.

                  (11) Opinion Letter. An opinion letter from Wormser, Kiely, Galef & Jacobs LLP in the form attached to this Agreement as EXHIBIT I.

                  (12) Further Documents and Acts. All such further instruments and documents and do such other acts and things as Sellers may reasonably request in order to effectuate the transactions contemplated by this Agreement.

                                   ARTICLE 4.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         In order to induce the Buyers to enter into this Agreement, each of the Sellers hereby jointly and severally represent and warrant to the Buyers that the statements contained in this Article 4 are true, correct, and complete, except as disclosed in the Schedules to this Agreement which exceptions shall specifically identify the relevant section and subsection hereof to which it relates; provided, that each such disclosure shall be deemed a disclosure for purposes of all of the representations and warranties herein (collectively, the "SCHEDULES").

         4.1 Organization and Standing. RVSI is a corporation duly formed, validly existing and in good standing under the laws of Delaware. RV Ltd. is a limited company duly formed and validly existing under the laws of England. Sellers have all requisite power and authority to own, lease, use, and operate their respective properties that are used in the Business and to conduct their respective portion of the Business as and where now owned, leased, used, operated, and conducted. Each of the Sellers is qualified or authorized to do business in each jurisdiction where the nature of the Business requires such qualification, except any such jurisdiction where the failure to be so qualified or authorized would not have a Material Adverse Effect.

         4.2 Capitalization and Security Holders. The authorized capital stock of NEWCO consists solely of 1,000 shares of Common Stock, par value $.01 of which 100 shares are issued and outstanding. RVSI owns beneficially and of record all of the issued and outstanding shares of NEWCO. Each outstanding Share has been duly authorized and validly issued and is fully paid and nonassessable, and no Share has been issued in violation of preemptive or similar rights. Except as set forth in this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by RVSI or any other Person of any securities of NEWCO, nor are there outstanding any securities which are convertible or exercisable into or exchangeable for any shares of capital stock of NEWCO. NEWCO does not have any obligation of any kind to issue any additional securities.

         4.3 Stock Ownership. Except for any rights and obligations disclosed in
Schedule 4.3, all of which shall be terminated at or prior to the Closing, all of the Shares are owned by RVSI free and clear of all liens, security interests, encumbrances, pledges, charges, claims, voting trusts, shareholders agreements and restrictions of any nature whatsoever, except restrictions on transfer imposed by or pursuant to Federal or state securities laws.

         4.4 Authority. Each Seller has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated by this Agreement and each other Transaction Document to which it is a party. This Agreement has been, and each of the other Transaction Documents to which each Seller is a party will be on or prior to the Closing, duly and validly authorized by all necessary corporate action and duly and validly executed and delivered by such Seller and constitutes, and this Agreement and each of the other Transaction Documents to which it is a party will constitute on or prior to the Closing, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms.

         4.5 Ownership of the Business. As a result of the Asset Transfer, immediately prior to the Effective Time, RVSI has transferred to NEWCO all of the Assigned Assets and NEWCO has assumed from RVSI all of the Assumed Liabilities. As of the Effective Time, neither of the Sellers nor NEWCO is conducting the Business through, and none of the Business' respective assets (other than the Excluded Assets) is held or owned by, any subsidiary, Affiliate or other entities, other than NEWCO and RV Ltd. NEWCO does not have any subsidiaries.

         4.6 Consents. Schedule 4.6 sets forth a list of all Consents. Except for the Consents, no consent, waiver, approval, action or authorization of, or filing, registration or qualification with, any Person or Governmental Authority is required to be made or obtained by either of the Sellers or NEWCO in connection with the execution, delivery and performance of this Agreement or in connection with the Asset Transfer or any of the other transactions contemplated by this Agreement or by any of the other Transaction Documents to which each Seller is a party.

         4.7 Financial Statements. All of the financial information relating to the Business that is identified in Schedule 4.7 (collectively referred to as the "FINANCIAL STATEMENTS"):


                  (1) is prepared in accordance with methods consistent with United States generally accepted accounting principles ("GAAP") but not audited or certified;

                  (2) is true and correct in all material respects; and

                  (3) has been prepared from the books and records of the Business in accordance with the procedure described on Schedule 4.7.

         4.8 Undisclosed Liabilities. Except as set forth on Schedule 4.8, as of the Effective Time, NEWCO does not have any Liabilities except those
Liabilities:


                  (a) set forth on the Statement of Net Assets of the Business included in the Financial Statements and not heretofore paid or discharged and included in the Assumed Liabilities;


                  (b) arising under any Contract that was assigned by RVSI to NEWCO as part of the Asset Transfer or any Contract that is being assigned by RV Ltd. to the Sick Ltd. as of the Effective Time, in each case as identified in
Schedule 4.14;


                  (c) arising under any license or similar agreement being entered into by NEWCO as specifically contemplated by other provisions of this Agreement; and


                  (d) arising from the date of the Statement of Net Assets to the Effective Time in the ordinary course of business and included in the Assumed Liabilities.


         4.9      Accounts Receivable and Inventories.


                  (a) The accounts receivables of the Business, as reflected in the Financial Statements or arising since the date thereof, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with the past practice of the Business (net of all applicable rebates and credits). Except as set forth on Schedule 4.9, Sellers have received no notice from, and Sellers have no Knowledge that, any customer of Business does not intend to pay its account receivable in the ordinary course.

                  (b) Except as set forth in Schedule 4.9, all inventory of the Business as set forth in the Statement of Net Assets or acquired since the date of the Statement of Net Assets Date until the Effective Time was acquired and has been maintained in the ordinary course of business; is of good and merchantable quality; is valued at an amount not in excess of the lower of cost or net realizable value (net of the inventory reserves included in the Statement of Net Assets); and is not subject to any writedown or write-off. Except as set forth on Schedule 4.9, as of the Effective Time, neither of the Sellers nor NEWCO is under any liability or obligation with respect to the return of inventory of the Business in the possession of suppliers, distributors, resellers or customers.

                  (c) Any orders in the assigned order backlog shall be "loss free", measured on a per order basis and not a line item basis when comparing the revenue to be anticipated from said order with the cost of goods sold (as currently calculated by Sellers) to be anticipated.

         4.10 Absence of Certain Changes. Except as expressly set forth in
Schedule 4.10, since the date of the Statement of Net Assets until the Effective Time, there has not been:


                  (a) Any material adverse change in the business, operations, assets, properties, customer base, prospects, rights or condition (financial or otherwise) of the Business or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in a Material Adverse Effect, including without limitation any material adverse change relating to either of the Sellers' relationship with any supplier or customer of the Business;

                  (b) Any increase in amounts payable by either of the Sellers or NEWCO to or for the benefit of, or committed to be paid by either of the Sellers or NEWCO to or for the benefit of, any employee of, consultant to or agent of the Business whose (individual) total annual compensation exceeds $30,000, or any relatives of any such person, or any increase in any benefits granted under any bonus, stock option, profit-sharing, pension, retirement, severance, deferred compensation, insurance, or other direct or indirect benefit plan, payment or arrangement made to, with or for the benefit of any such person;

                  (c) Any transaction entered into or carried out by either of the Sellers or NEWCO with respect to the Business other than in the ordinary and usual course of the Business consistent with past practices;


                  (d) Any material change in the method of conducting the business of the Business, or any change in the accounting principles or practices applicable to the Business or the methods of application of such accounting principles or practices to the Business;


                  (e) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the property or assets of the Business transferred to NEWCO or constituting the RV Ltd. Assets, other than such as will be released or discharged at or prior to Closing;

                  (f) Any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of the properties or assets of the Business, other than sales of inventory in the usual and ordinary course of business to Persons other than Sellers and Affiliates of either Seller and other than the Asset Transfer;

                  (g) Any purchase of or any agreement to purchase assets (other than inventory purchased in the ordinary course of business consistent with past practices) for an amount in excess of $10,000 for any one purchase or $50,000 for all such purchases made by either of the Sellers or NEWCO or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by either of the Sellers or NEWCO exceeding an aggregate of $50,000, in any such case only to the extent any such transaction relates to the Business;

                  (h) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any Contract identified in Schedule 4.14, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business; or

                  (i) Any labor dispute materially adversely affecting the business operations or condition (financial or otherwise) of the Business;


                  (j) Any loan or advance made by either of the Sellers or NEWCO to any employee of, consultant to or agent of the Business, other than advances to employees of the Business for travel expenses and similar items made in the ordinary course of business and consistent with past practice; or

                  (k) Any incurring by either of the Sellers or NEWCO of any obligation or liability (contingent or otherwise) in connection with the Business, except liabilities incurred in the usual and ordinary course of the Business's business (consistent with past practices).

         4.11     Taxes.


                  (a) For the purpose of this Section 4.11(a), there shall not be included in Taxes any taxes or assessments levied on or payable by either of the Sellers with respect to all (or any substantial part) of their businesses that is not part of the Business, for example corporate income or franchise taxes payable with respect to all of the income of either of the Sellers. Each of the Sellers and NEWCO have paid (or reserved in full and will after the Effective Time pay) all sales, use and similar taxes relating to all activities of the Business prior to the Effective Time.

                  (b) There are no tax-sharing agreements or arrangements pursuant to which either of the Sellers or NEWCO is obligated to pay the tax liability of any other Person, or to indemnify any other Person with respect to any Tax, to the extent any such Tax relates to the Business.

                  (c) Schedule 4.11 includes a list of all states, territories and jurisdictions to which any Tax is properly payable by each Seller or NEWCO solely or primarily with respect to the Business.


                  (d) There are no tax liens (other than any lien for current Taxes not yet due and payable) on any assets of the Business. The Sellers do not have any Knowledge of any basis for any additional assessment of any such Taxes.


         4.12     Title to and Condition of Properties.


                  (a) Except as set forth in Schedule 4.12 and except for any Permitted Encumbrances, NEWCO has good, valid and, with respect to owned Real Property, marketable title to all of its assets and properties of every kind, nature and description, tangible or intangible, wherever located (including without limitation the Intellectual Property), and RV Ltd. has good and valid title to all of its assets and properties which are now used exclusively or primarily in the Business. Those assets of NEWCO and RV Ltd. constitute all of the property now used exclusively or primarily in and necessary for the conduct of the Business as presently conducted, other than the Excluded Assets and other than assets which are shared with other operating units of RVSI but are not being transferred to NEWCO. Except as set forth in Schedule 4.12, all such assets and properties are located at RVSI's facility located at 5 Shawmut Road in Canton, Massachusetts or at RV Ltd.'s facility located at Unit 3 Baird House, Dudley Innovation Centre, The Pensnett Estate, Kingswinford, West Midlands, UK. Except as set forth in Schedule 4.12 and except for Permitted Encumbrances, all such assets and properties are owned free and clear of all Encumbrances.

                  (b) Except as set forth in Schedule 4.12, all machinery and equipment and tangible personal property owned, leased or used by either of NEWCO or RV Ltd. and material to the operation of the Business are suitable for the purpose or purposes for which they are being used (including compliance in all material respects with all Legal Requirements relating to such use), are in good condition and repair, ordinary wear and tear excepted and are not in need of maintenance or repair other than ordinary, recurring maintenance or repair, except for any such matters that would not have a Material Adverse Effect. To the Knowledge of the Sellers, there are no pending or threatened zoning, condemnation or eminent domain proceedings, building, utility or other moratoria, injunctions or court orders, or breaches of RVSI's lease with Metropolitan Life Insurance Corporation, successor to AEW #1 Corporation, that would materially affect the continued operation of the Business at 5 Shawmut Road in Canton, Massachusetts.

         4.13     Intellectual Property.


                  (a) Except as set forth in Schedule 4.13, each of NEWCO and RV Ltd. owns or (as specified in Schedule 4.13) is licensed to use the Transferred Intellectual Property.


                  (b) Schedule 4.13 sets forth the Intellectual Property and all Federal, state, local and foreign registrations, filings and applications with respect to the owned Intellectual Property. Each of NEWCO and RV Ltd. owns (or, as specified in Schedule 4.13 is licensed to use) and has the right to make, use, sell and license all of the Transferred Intellectual Property, free and clear of all liens, encumbrances, claims or rights of any other person. None of such Transferred Intellectual Property is subject to any outstanding order, and no action, suit, proceeding, hearing, charge, complaint, claim or demand is pending or, to the Knowledge of the Sellers, threatened, which challenges the validity, enforceability, ownership, use or licensing of such Transferred Intellectual Property.

                  (c) Except as set forth in Schedule 4.13, each of the Sellers and NEWCO has performed (or will perform) all obligations imposed upon it with respect to the licensed Transferred Intellectual Property which are required to be performed by it on or prior to the Effective Time, and neither of the Sellers nor NEWCO nor, to the Knowledge of the Sellers, any other party thereto, is in breach of or default thereunder in any respect, nor to the Knowledge of the Sellers is there any event which with notice or lapse of time or both would constitute a default thereunder, except for any such breach, default or event that would not have a Material Adverse Effect. All of the Transferred Intellectual Property licenses, assignments and other agreements listed on
Schedule 4.13 are valid and enforceable against the parties thereto in accordance with their respective terms and will continue to be so on identical terms or such terms contained in the applicable consent to assign immediately following the Effective Time, subject to the filing in public (governmental) offices of any assignments to NEWCO or to the Buyer, as the case may be, of such Transferred Intellectual Property.

                  (d) Except as set forth on Schedule 4.13, to Sellers' Knowledge, neither of the Sellers nor NEWCO has infringed upon any patent, trademark, trade name, domain name, fictitious business name, logo, service mark, trade secret or invention owned or claimed by another Person and used by the Business, and neither of the Sellers nor NEWCO has received any notice of any claim of infringement or any other claim or proceeding relating to any such intellectual property. To the Knowledge of the Sellers, no Person is infringing on or otherwise violating the Intellectual Property rights of the Business and no Intellectual Property has been misappropriated by any employee or third party. No litigation is pending against either of the Sellers or NEWCO or, to the Knowledge of the Sellers, is threatened, which contests the right of either of the Sellers or NEWCO to use, or, as the case may be, sell or license to any Person the Intellectual Property.

                  (e) Except as set forth in Schedule 4.13 or Schedule 4.14, neither of the Sellers nor NEWCO is a party to or bound by any material license or other agreement requiring the payment by that Seller or NEWCO or its assigns of any royalty payment with respect to the use and exploitation of the Transferred Intellectual Property by the Business, excluding licenses relating to software licensed by that Seller or NEWCO for use solely on the computers of that Seller or NEWCO for that Seller's or NEWCO's internal business purposes. Except as set forth in Schedule 4.13 and except for rights conferred on customers in connection with the use and sale of products sold to them by the Sellers, the Sellers have not granted to any third party any license to use, or extended a covenant not to sue in respect of, any of the Transferred Intellectual Property.

                  (f) Schedule 4.13 lists all computer software that, immediately prior to the Asset Transfer, was used by either of the Sellers or NEWCO in connection with the operation of the Business (the "SOFTWARE"), together with a description of whether such Software is owned by either of the Sellers or NEWCO or licensed from another person. With respect to Software which is licensed from others, the Sellers have made available to the Buyer true, correct and complete copies of all licenses, agreements, documents and other materials relating to such Software and to the Sellers' or NEWCO's rights in that Software. With respect to Software which is owned by NEWCO or RV Ltd., NEWCO or RV Ltd. (as the case may be) is the sole owner of such Software; has obtained assignments of all rights in and to that Software from any developers or other parties who held any rights in that Software; and has no obligation to compensate any person for the development, use, sale or exploitation of that Software nor has NEWCO or either of the Sellers granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner that Software, whether requiring the payment of royalties or not.

                  (g) Except as set forth on Schedule 4.13 and other than the Excluded Assets, neither of the Sellers uses or owns Intellectual Property which was used in the Business within the last 24 months other than the Transferred Intellectual Property.


         4.14 Assigned Contracts. Schedule 4.14 contains a true, correct and complete list of all Contracts which either were assigned by RVSI to NEWCO as part of the Asset Transfer, or to which NEWCO is otherwise a party, or which RV Ltd. is assigning to Sick Ltd. as of the Effective Time or which otherwise primarily concern the Business. The Sellers have made available to the Buyer true, correct and complete copies of all such Contracts, including any amendments or waivers. Except as disclosed in Schedule 4.14, all of those Contracts are valid and binding, are in full force and effect, and are enforceable in accordance with their respective terms except for such failures to be valid, binding, in full force and effect and enforceable as would not have Material Adverse Effect. To the Knowledge of the Seller, except as set forth in
Schedule 4.14, neither of the Sellers, NEWCO nor any other party to any such Contract is in violation of, in default in respect of nor has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a default under any such Contract, except for such violations or defaults as would not have a Material Adverse Effect. With respect to purchase orders set forth on Schedule 4.14 any portion of such purchase order can be cancelled on not less than 90 days prior notice with respect to deliveries to be made not less than 90 days after the date of the giving of such notice. The aggregate amount of all such deliveries for which NEWCO is liable as of the Effective Time does not exceed $1,350,000.00. With respect to all deliveries to be made more than 45 days but less than 90 days after the Effective Time, NEWCO has the right to reschedule such deliveries for at least another 90 days without penalty. The materials ordered under binding purchase orders assumed by Buyers or NEWCO will be usable by the Business in the ordinary course.

         4.15 Special Terms; Product Warranties. Except as set forth in Schedule 4.15, there have been no product or service warranties or guaranties given to any customers of the Business within the last 24 months except for the standard terms and conditions which are attached to this Agreement as Exhibit 4.15. The standard terms and conditions attached to this Agreement as Exhibit 4.15 are the sole forms which the Business has used within the last 24 months, except for any terms and conditions that are included in the Contracts that were assigned by RVSI to NEWCO, and except as provided in Schedule 4.15.

         4.16 Employees and Compensation. Schedule 4.16 sets forth the names of all employees or contractors of RVSI, NEWCO and RV Ltd. who, from and after the Effective Time, will be employed with the respect to the Business, the total salary or rate of compensation and bonuses, including incentive compensation and sales commissions, that each such employee or contractor received in the fiscal periods ended as shown in that Schedule 4.16, and any changes to the foregoing which have occurred since October 1, 2001. Schedule 4.16 states whether an employee is or, immediately prior to the Asset Transfer, was employed by RVSI, NEWCO or RV Ltd. Schedule 4.16 also lists the accrued "earned time" (accrued and unused sick, vacation and personal days) of each such employee of the Business. Except as set forth in Schedule 4.16, to the Knowledge of the Sellers, no shareholder, director, officer, agent or employee of either of the Sellers or NEWCO or any Affiliate of any such person holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has material transactions with, the Business.

         4.17 Employee Benefits. Schedule 4.17 identifies each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, severance benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is entered into, maintained or contributed to, as the case may be, by either of the Sellers or NEWCO to the extent that they relate to any employee who, after the Closing, will be employed with respect to the Business. The Sellers have made available to the Buyer true, correct and complete copies or summaries of all of the contracts, plans and arrangements described above. Except as set forth in
Schedule 4.16 or Schedule 4.17, neither of the Sellers nor NEWCO is a party or subject to any employment contracts or arrangement (whether written or verbal) providing for annual future compensation of more than $50,000 individually or in the aggregate to any employees of or consultants to the Business.

         4.18 Labor Relations. The Sellers and NEWCO have complied in all material respects with all applicable Legal Requirements relating to the employment of employees of the Business. There is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the Knowledge of the Sellers, threatened against or involving any employees of the Business. No collective bargaining or other labor agreement is currently in place or being negotiated with any employees of the Business, and, to the Knowledge of Sellers, no union or collective bargaining unit represents any of the employees of the Business. Neither of the Sellers has experienced any work stoppage or other material labor difficulty during the past three (3) years affecting any employees of the Business.

         4.19 Customers and Suppliers. Except as set forth in Schedule 4.19, since January 1, 2001 no supplier of the Business has given notice to Sellers that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services to the Business either prior to, or following the consummation of, the Closing. Schedule 4.19 sets forth a list of all customers of the Business which have terminated their relationships with the Business since January 1, 2001 or have notified either of the Sellers or NEWCO since that date that they intend to terminate their relationships with the Business. Except as set forth in Schedule 4.19, the Sellers do not have any Knowledge that any customers of the Business which alone or in the aggregate comprise more than one percent (1%) of actual sales of the Business as shown in the Financial Statements are considering or planning (a) to discontinue being customers of the Business or (b) substantially decrease the amount of their purchasing from the Business.

         4.20 No Conflict or Default. Except for the Consents, neither the execution and delivery of this Agreement by the Sellers nor compliance by the Sellers with the terms and provisions of this Agreement, including without limitation the Asset Transfer and the consummation of the transactions contemplated by this Agreement, will (a) violate in any material manner any Legal Requirement applicable to the Business or conflict with or result in the material breach of any term, condition or provision of any material agreement, deed, contract, undertaking, mortgage, indenture, writ, order, decree, restriction, legal obligation or instrument applicable to the Business to which either of the Sellers or NEWCO is a party or by which any of them or any of their respective assets or properties are or may be bound or affected (including without limitation the Contracts identified in Schedule 4.14), or constitute a material default (or an event which, with the giving of notice, the passage of time, or both, would constitute a material default) thereunder, or (b) result in the creation or imposition of any Encumbrance, (other than a Permitted Encumbrance) with respect to any properties or assets of the Business, or (c) give to others any material interest or rights, including rights of termination, acceleration or cancellation in or with respect to any of the material properties, assets or contracts of the Business, or (d) require any material action or consent or approval of, or review by, or registration with any Governmental Authority or other Person.

         4.21     Compliance with Law.


                  (a) Except as set forth in Schedule 4.21, each of the Sellers and NEWCO is currently in compliance in all material respects with all Legal Requirements to the extent that they are applicable or relate to the Business or the assets of the Business, and each of the Sellers and NEWCO is currently in compliance in all material respects with all Applicable Environmental Laws (as defined below) to the extent that they are applicable or relate to the Business.

                  (b) Each of the Sellers and NEWCO has all material Permits necessary for the conduct of the Business as currently conducted. Schedule 4.21 includes a list of all material Permits each of which is currently valid and in full force and effect. Except as set forth in Schedule 4.21, each of the Sellers and NEWCO is not in material violation of any of the Permits, and there is no pending nor, to the Knowledge of the Sellers, any threatened proceeding which could result in the revocation, cancellation or inability to renew any Permit. Neither of the Sellers nor NEWCO has been given notice of any material violation of any Legal Requirements applicable to the operation of the Business, which violation has not been remedied in all material respects (without any remaining material liability of either of the Sellers or NEWCO).

         4.22 Legal Proceedings, etc. Except as described in Schedule 4.22:


                  (a) there are no proceedings or suits pending or, to the Knowledge of the Sellers, any claims, investigations, proceedings or suits threatened against or relating to either of the Sellers or NEWCO which solely or primarily involve the operation or assets of the Business, before or by any Governmental Authority in which the amount in dispute exceeds $10,000 or which has or could result in liability or loss for either of the Sellers or NEWCO of more than $10,000. There are no proceedings or suits pending or, to the Knowledge of the Sellers, threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. Except as disclosed in Schedule 4.22, neither of the Sellers nor NEWCO is subject to any judgment, order or decree, or any governmental restriction, which has a reasonable probability of having a Material Adverse Effect on the Business after the Closing. Except as set forth in Schedule 4.22, there is no civil, criminal or administrative claim, action, demand, suit or proceeding, pending or, to the Knowledge of the Sellers, threatened against either of the Sellers or NEWCO relating to Applicable Environmental Laws applicable to the Business.

         4.23 Restrictive Documents. With the exception of the matters listed in
Schedule 4.23 and the Consents, neither of the Sellers nor NEWCO is a party to or bound by any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree, or any similar restriction not of general application which materially and adversely affects, or reasonably could be expected to so affect
(a) the business, operations, assets, properties, prospects, rights, or condition (financial or otherwise) of the Business; (b) the continued operation by the Buyer of the Business after the Closing Date on substantially the same basis as the Business is currently operated by RVSI or RV Ltd. (as the case may be); or (c) the consummation of the transactions contemplated by this Agreement.

         4.24 Insurance. The Sellers have in force policies of insurance with respect to the Business as set forth on Schedule 4.24. The insurance policies referred to in Schedule 4.24 are in full force and effect, and neither of the Sellers has received notice of non-renewal or cancellation of such insurance policies. Neither of the Sellers nor NEWCO has been refused any insurance with respect to the Business, nor have any of their coverages relating to the Business been limited, by any insurance carrier to which any of them have applied for insurance or with which any of them have carried insurance during the past three (3) years.

         4.25 Ongoing Business. As a consequence of the Asset Transfer and the sale and transfer of the NEWCO Shares and the RV Ltd. Assets pursuant to this Agreement, and when taking into account the transition services which RVSI Inc. will provide pursuant to the IT Agreement and the assets which NEWCO or the Buyers must provide itself (e.g. office equipment and working capital), NEWCO and the Buyers will have all of the assets critical to the conduct of the Business immediately prior to the Effective Time other than (a) the Excluded Assets, and (b) the corporate functions of the Sellers (i.e., the accounting, human resource, legal, finance, technology and general administrative departments of the Sellers) and all of the personnel and assets (real or personal) related to performing these corporate functions, including any related hardware (e.g., routers and phone systems) or software.

         4.26 No Bankruptcy. The Sellers are not insolvent (i.e. their assets exceed their liabilities), are able to pay their debts as they become due, have not proposed a compromise or arrangement to their respective creditors generally, have not had any petition for a order in bankruptcy filed against either of them, have not made a voluntary assignment in bankruptcy, [have not commenced or otherwise been a party to any proceeding with respect to a compromise or arrangement relating to either of their businesses or assets,] have not taken any proceeding to have either of them declared bankrupt or wound-up, nor have they taken any proceeding to have a receiver appointed of all or any part of either of their assets.

                                   ARTICLE 5.

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

                  In order to induce Sellers to enter into this Agreement, Buyers hereby represent and warrant to Sellers that the statements contained in this Article 5 are true, complete and correct.

         5.1 Organization and Qualification. SICK is a corporation duly formed, validly existing and in good standing under the laws of Minnesota. Sick Ltd. is a limited company duly formed and validly existing under the laws of England. Buyers have all requisite power and authority to carry on their respective businesses as currently conducted and to own, lease, use and operate their respective assets. Each of the Buyers is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction where the assets owned by it are located and its business is conducted, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on its assets or its business, or on the validity, binding effect or enforceability of this Agreement and each other Transaction Document to which it is a party, or on the ability of that Buyer to perform its obligations under this Agreement and each other Transaction Document to which it is a party.

         5.2 Authority and Validity. Buyers have full power and authority to execute and deliver this Agreement and each other Transaction Document to which either of them is a party and to consummate the transactions contemplated by this Agreement and each other Transaction Document to which either of them is a party. The execution and delivery of this Agreement and each other Transaction Document to which either Buyer is a party and the consummation of the transactions contemplated by this Agreement and each other Transaction Document to which either Buyer is a party have been duly and validly authorized by all necessary action on the part of each Buyer. This Agreement has been, and each of the other Transaction Documents to which either Buyer is a party will be on or prior to the Closing, duly and validly executed and delivered by Buyers and constitutes, and this Agreement and each of the other Transaction Documents to which either Buyer is a party will constitute on or prior to the Closing, a valid and binding obligation of Buyers, enforceable against the Buyers in accordance with their respective terms.

         5.3      No Breach or Violation.


         A. Except for (i) any consents that will be obtained or waived on or prior to the Closing Date, (ii) filings and consents which, if not made or obtained, would not have a material adverse effect on Buyers' ability to perform their obligations under this Agreement and (iii) any Required Consents, no consent, waiver, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or other Person is required to be made or obtained by either Buyer in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which either Buyer is a party.

         B. The execution, delivery and performance of this Agreement and the other Transaction Documents to which either Buyer is a party do not and will not: (i) violate or conflict with any provision of either Buyer's organizational documents; (ii) violate any Legal Requirement; or (iii) (A) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (B) permit or result in the termination, suspension or modification of, (C) result in the acceleration of (or give any Person the right to accelerate) the performance of either Buyer under, or (D) result in the creation or imposition of any Encumbrance under, any material contract, agreement, arrangement, commitment or plan to which either Buyer is a party or by which either Buyer or any of their assets is bound or affected, except such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on either Buyer's ability to perform its obligations under this Agreement.

         5.4      Litigation.


         A. There are no claims, actions, suits, proceedings or investigations pending or, to the best of Buyers' knowledge, threatened, in any court or before any Governmental Agency, or before any arbitrator, by or against or affecting or relating to either Buyer or any of their respective Affiliates which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which either Buyer is a party or declare unlawful the transactions or events contemplated by this Agreement and the other Transaction Documents to which either Buyer is a party or cause any of such transactions to be rescinded.

         B. There are no judgments, injunctions, orders or other judicial or administrative mandates outstanding against or affecting either Buyer or any of their respective Affiliates which would hinder or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents to which either Buyer is a party.

         5.5      Sick Ltd.


         A. Sick Ltd. is registered for VAT in the United Kingdom.


         B. Sick Ltd. currently contemplates that the RV Ltd. Assets will be used by Sick Ltd. after the Closing in the same type of business as currently used by RV Ltd. in the Business.


         C. Sick Ltd. currently contemplates that Sick Ltd. will continue to conduct the Business from and after the Closing.


                                   ARTICLE 6.

                              ADDITIONAL COVENANTS

         6.1 Public Announcements. Except as required by any Legal Requirement, all notices to third parties and other publicity relating to the transaction contemplated by this Agreement shall be jointly planned and agreed to by Sellers and Buyer unless otherwise required by law.

         6.2 IT and Accounting Support. At the Closing the parties shall execute and deliver the IT Agreement.


         6.3 Licensing of Intellectual Property. At the closing, NEWCO and RVSI shall enter into the Cross License Agreement, the Software License Agreement and the Source Code Escrow Agreement.


         6.4 Non-Solicitation.


         A. During the three-year period immediately following the Closing, RVSI shall not, and RVSI shall cause its Affiliates not to, hire any employees of the Business identified in Schedule 4.16. In addition, during the five-year period immediately following the Closing, RVSI shall not, and RVSI shall cause its Affiliates not to, actively solicit for hire (as an employee, consultant, or otherwise) any employees of the Business identified in Schedule 4.16 to work for RVSI or any such Affiliate.

         B. During the five-year period immediately following the Closing, SICK shall not, and SICK shall cause its Affiliates not to, actively solicit for hire (as employee, consultant, or otherwise) any employees of RVSI or its Affiliates to work for SICK or any of its Affiliates.

         6.5 Non-Compete. During the five-year period immediately following the Closing, RVSI shall not, and RVSI shall cause its Affiliates not to compete with NEWCO in the business of automatic identification and data collection to track packages for the parcel delivery services and material handling industries within the United States and Canada. During the three-year period immediately following the Closing, RVSI shall not, and RVSI shall cause its Affiliates not to compete with the Business of automatic identification and data collection to track packages for the parcel delivery services and material handling industries in the European Economic Area, South-East Asia, Australia or any other economic area where RVSI prior to the Closing has been conducting the Business.

         6.6 CI Name. Sellers will not object to the use by NEWCO (and its Affiliates and distributors) after the Closing and until not later than June 30, 2002 of the name "CiMatrix" solely for the purpose of depleting existing inventory and supplies which contain the name "CiMatrix". Buyers shall cause NEWCO not to state or imply that any such supplies or inventory are being used or sold by RVSI or any Affiliate of RVSI.

         6.7      Employee Matters

         A. Sick Ltd. agrees to hire the three employees of the Business of RV Ltd. located in the United Kingdom as designated on Schedule 4.16, effective as of the Effective Time, on the same terms and conditions under which they were employed in the Business prior to the Effective Time. RV Ltd. shall remain liable for all salary and other compensation for its employees prior to the Effective Time and for all salary and other compensation for its employees, other than the three employees hired by SICK Ltd., from and after the Effective Time. RV Ltd. shall be responsible for the transfer of the pension assets for those employees, and the costs related thereto.


         B. With respect to employees of the Business, Buyers agree that Buyers and NEWCO will give each such employee credit for the number of years of his or her past service with Sellers or Sellers' predecessors for purposes of all employee benefits and employee benefit plans of Buyers or which Buyers establish for NEWCO.

         C. In the event any of Buyers or NEWCO terminates any employee of the Business without cause within one year after the Closing Date, then Buyers or NEWCO shall make a severance payment to such employee in accordance with Buyers' or NEWCO's applicable severance policy then in effect. If any such employee claims entitlement to a payment in excess of such payment by Buyers or NEWCO based on any arrangement with Sellers described in part B of Schedule 4.17, then any excess amount payable to such employee shall be paid by Buyers or NEWCO, as the case may be, and Sellers shall reimburse Buyers or NEWCO for such excess, such amount to be billed quarterly by NEWCO.

         D. Sellers shall be responsible for all compensation of all employees of the Business up to the Effective Time, except as otherwise provided herein. Buyers and NEWCO shall be responsible for all compensation of all employees of the Business from and after the Effective Time, except as otherwise provided herein. Subject to the foregoing, Sellers shall pay all payroll and related expenses for all employees of the Business through December 31, 2001 and Buyers and NEWCO shall forthwith upon request of Sellers reimburse Sellers for all such amounts applicable to the period from and after the Effective Time.

         E. RVSI shall pay to NEWCO employees, any accumulated "earned time" in excess of the amount of assumed by NEWCO as described in Schedule 0.1.


         6.8      Access to Records.


                           After the Closing, Sellers will provide Buyers and NEWCO at reasonable times and upon reasonable notice to Sellers, and to the extent permitted by law, the right to inspect, at Sellers' premises, personnel files and historical business records of the Business.

         6.9      Assumption After Closing.


                  From and after the Closing Date, Buyers or NEWCO may elect to assume from RVSI the agreements with Accu-Sort and Lockheed Martin, subject to any applicable consents and upon the terms more fully described on Schedule 6.9.

         6.10     Warranty Services.


                  NEWCO will provide warranty services with respect to products shipped by the Business prior to the Effective Time. Other than with respect to warranties or warranty services arising out of Contracts assumed by NEWCO or Sick Ltd., Seller shall reimburse NEWCO for providing such warranty services at the rate of $80.00 per labor hour plus materials, travel and out of pocket expenses, which shall be billed quarterly by NEWCO.

         6.11     Lockheed Martin.


                  SICK shall cause NEWCO to serve as subcontractor to RVSI to perform the following work in connection with the contract as amended to date between RVSI and Lockheed Martin Corporation: installation, integration and commissioning of the remaining systems to be delivered under the contract in accordance with the schedule agreed upon between RVSI and Lockheed, and service as program manager for the project. SICK shall cause NEWCO to inform RVSI of the designation of the project manager within five (5) days after the Closing Date. The parties will confer and jointly determine in good faith how to handle acquisition of the Bill of Materials (BOM) and the payment of the sales commissions; provided, that such matters shall be handled consistent with Schedule 6.11. The parties agree to share the profits equally, with those profits to be calculated in accordance with the attached Schedule 6.11.

                  If the Lockheed Martin contract is assumed by NEWCO in accordance with the provisions of Section 6.9 hereof, then RVSI and NEWCO shall share the profits one-third (1/3) for RVSI and two-thirds (2/3) for NEWCO, with those profits to be calculated in accordance with
         Schedule 6.11 for all portions of the Lockheed contract remaining to be performed as of the date of assumption.

         6.12     Option to Acquire France Assets.


                  During the period ending on the 90th day after the Closing Date, Sick Ltd. shall have the option to acquire from RV Ltd., at no cost, the assets listed on Schedule 6.12 by giving RV Ltd. written notice of the exercise of such option.


         6.13     Escrow Fees.


                  Sellers on the one-hand, and Buyers on the other, shall each be responsible for one-half (1/2) of any fees and expenses payable pursuant to the Escrow Agreement and the Source Code Escrow Agreement.

                                   ARTICLE 7.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

                  The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Buyer, in its sole direction.

         7.1 Governmental or Legal Action. No action, suit or proceeding shall be pending or threatened by any Governmental Authority or other Person and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or other Person that would (a) prohibit Buyer's ownership of the NEWCO Shares or RV Ltd. Assets or (b) prevent or make illegal the consummation of the transactions contemplated by this Agreement.

         7.2 Accuracy of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, with the same effect as though made on and as of the Effective Time.

         7.3 Performance of Agreements. Sellers shall have performed or caused to be performed in all material respects all obligations and agreements and complied or caused to be complied with all covenants and conditions required by this Agreement to be performed or complied with by Sellers at or prior to the Closing Date.

         7.4 No Material Adverse Effect. During the period from September 30, 2001 through and including the Closing Date, there shall not have occurred any Material Adverse Effect.


         7.5 Transfer Documents. Sellers shall have delivered to Buyer instruments of transfer sufficient to convey good title to the NEWCO Shares and the RV Ltd. Assets in accordance with the terms of this Agreement and otherwise in form and substance satisfactory to Buyer and its counsel.

         7.6 Additional Documents and Acts. Sellers shall have delivered or caused to be delivered to Buyer all other documents required to be delivered pursuant to this Agreement and done or caused to be done all other acts or things reasonably requested by Buyer to evidence compliance with the conditions set forth in this Article 7.

         7.7 Certificates. Sellers shall have furnished Buyer with such other certificates of Seller and others, dated as of the Closing Date, to evidence compliance with the conditions set forth in this Article 7, as may be reasonably requested by Buyer.


                                   ARTICLE 8.

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

                  The obligations of Sellers under the Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by Sellers, in their sole discretion.

         8.1 Governmental or Legal Actions. No action, suit or proceeding shall be pending or threatened by any Governmental Authority or other Person and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority that would (a) prohibit Buyer's ownership of the NEWCO Shares or the RV Ltd. Assets, (b) result in the imposition of material damages against Sellers in connection with the consummation of the transactions contemplated by this Agreement or (c) prevent or make illegal the consummation of the transactions contemplated by this Agreement.

         8.2 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, with the same effect as though made on and as of the Effective Time.

         8.3 Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements and complied or caused to be complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.

         8.4 Additional Documents and Acts. Buyer shall have delivered or caused to be delivered to Sellers all other documents required to be delivered pursuant to this Agreement and done all other acts or things reasonably requested by Sellers to evidence compliance with the conditions set forth in this Article 8.

         8.5 Certificates. Buyer shall have furnished Sellers with such other certificates of Buyer and others, dated as of the Closing Date, to evidence compliance with the conditions set forth in this Article 8, as may be reasonably requested by Sellers.


                                   ARTICLE 9.

                                    INDEMNITY

         9.1      Sellers' Indemnity.


         A. Sellers shall indemnify, defend and hold Buyers and NEWCO harmless from, against and in respect of, and shall on demand reimburse Buyers and NEWCO for:


                  (1) any and all loss, liability or damage resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Sellers contained in any Transaction Document to which Sellers are a party or arising out of the ownership and operation of the Business prior to the Effective Time;

                  (2) any and all liabilities and obligations of Sellers not specifically assumed by NEWCO and/or Buyers pursuant to the terms of this Agreement;

                  (3) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         B. If any claim covered by the foregoing indemnity is asserted against either of the Buyers or NEWCO by a third party, that Buyer and/or NEWCO shall promptly give Sellers notice thereof and give Sellers an opportunity defend the same with counsel of Sellers' choice at Sellers' expense. Buyers and NEWCO shall provide reasonable cooperation in connection with such defense. In the event that Sellers desire to compromise or settle any such claim, Buyers and NEWCO shall have the right to consent to such settlement or compromise; provided, however, that if such compromise or settlement is for money damages only to be paid by Sellers and will include a full release and discharge of Buyers and NEWCO, and Buyers and NEWCO withhold their consent to such compromise or settlement, Buyers and Sellers agree that (i) Sellers' liability shall be limited to the amount of the proposed settlement, subject to the limitations set forth in

Section 9.1.C below, and Sellers shall thereupon be relieved of any further liability with respect to such claim, and (ii) from and after such date, Buyers will undertake all legal costs and expenses in connection with any such claim. If Sellers fail to defend any claim within a reasonable time, Buyers and/or NEWCO shall be entitled to assume the defense thereof, and Sellers shall be liable to Buyers and NEWCO for their expenses reasonably incurred, including attorney's fees and payment of any settlement amount or judgment.

         C. Notwithstanding anything in this Agreement to the contrary, (i) Sellers shall not be required to indemnify or otherwise be liable to Buyers or NEWCO for any claim unless the losses, liabilities, damages, costs and expenses of Buyers and NEWCO arising from all such claims exceeds $150,000 (the "Threshold") in which event, Sellers shall be required to indemnify Buyers and NEWCO for the amount of all such claims and (ii) Sellers shall not be required to indemnify or otherwise be liable to Buyers or NEWCO for claims to the extent that the losses, liabilities, damages, costs and expenses of Buyers and NEWCO arising from all such claims exceed in the aggregate $5,750,000; provided, that the limitations set forth in this Section 9.1.C shall not apply to claims relating to Taxes, title to the NEWCO shares, any assets transferred to NEWCO as part of the Asset Transfer or the RV Ltd. Assets, Excluded Assets or Excluded Liabilities.

         D. Any indemnity claims hereunder must be asserted by Buyer not later than March 31, 2003, except for claims relating to Taxes, title to the NEWCO shares, any assets transferred to NEWCO as part of the Asset Transfer, the RV Ltd. Assets, Excluded Assets and Excluded Liabilities, which must be asserted within 60 days following the expiration of the applicable statute of limitations.

         9.2      Buyers' Indemnity.

         A. Buyers shall indemnify, defend and hold Sellers harmless from, against and in respect of, and shall on demand reimburse Sellers for:


                  (1) any and all loss, liability or damage resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Buyer contained in any Transaction Document delivered to Sellers hereunder or arising out of the ownership and operation of the Business from and after the Effective Time, including any claims of or related to employees of the Business shown on Schedule 4.16;

                  (2) any and all obligations of Sellers assumed by NEWCO or Buyers pursuant to the terms of this Agreement, except that the Buyers shall have the right to have all claims relating to any such obligations indemnified, defended and held harmless by NEWCO, provided that nothing in this sentence shall limit or reduce the Buyers obligation to so indemnify, defend and hold harmless;

                  (3) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, legal fees and expenses,


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
         incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         B. If any claim covered by the foregoing indemnity is asserted against any Seller by a third party, Seller shall promptly give the Buyers notice thereof and give Buyers an opportunity to defend the same with counsel of Buyers' choice at Buyers' expense. Sellers shall provide reasonable cooperation in connection with such defense. In the event that Buyers desire to compromise or settle any such claim, Sellers shall have the right to consent to such settlement or compromise; provided, however, that if such compromise or settlement is for money damages only to be paid by Buyers and will include a full release and discharge of Sellers, and Sellers withhold their consent to such compromise or settlement, Sellers and Buyers agree that (i) Buyers' liability shall be limited to the amount of the proposed settlement, subject to the limitations set forth in Section 9.2.C below, and Buyers shall thereupon be relieved of any further liability with respect to such claim, and (ii) from and after such date, Sellers will undertake all legal costs and expenses in connection with any such claim and shall indemnify Buyers from any further liability or obligation to such third party in connection with such claim in excess of the amount of the proposed settlement. If Buyers fail to defend any claim within a reasonable time, Sellers shall be entitled to assume the defense thereof, and Buyers shall be liable to Sellers for their expenses reasonably incurred, including attorney's fees and payment of any settlement amount or judgment.

         C. Notwithstanding anything in this Agreement to the contrary, (i) Buyers shall not be required to indemnify or otherwise be liable to Sellers for any claim unless the losses, liabilities, damages, costs and expenses of Sellers arising from all such claims exceeds the Threshold, in which event Buyers shall be required to indemnify Sellers for the full amount of all such claims, and
(ii) Buyers shall not be required to indemnify or otherwise be liable to Sellers for any claim to the extent that the losses, liabilities, damages, costs and expenses of Sellers arising from all such claims exceed in the aggregate $5,750,000; provided, that the limitations set forth in this Section 9.2.C. shall not apply to claims relating to Assumed Obligations or arising out of the ownership and operation of the Business from and after the Effective Time.

         D. Any indemnity claims hereunder must be asserted by Sellers not later than March 31, 2003, except for claims relating to Assumed Obligations or the ownership and operation of the Business from and after the Effective Time, which must be asserted within 60 days following the expiration of the applicable statute of limitation.

         9.3      Escrow Agreement.


                           In connection with the Closing, the Escrow Amount has been deposited with the Escrow Agent to partially secure Buyers' rights to indemnification by Sellers under this Agreement. In connection with any claim of Buyers for indemnification pursuant to Article 9 hereof, Buyers may make a claim against the Escrow Amount in accordance with the terms and provisions of the Escrow Agreement.

                                   ARTICLE 10.
                                     NOTICES

         10.1 Any notices or other communications to the Sellers or the Buyers, shall be sent by certified or registered mail, return receipt requested, or by facsimile or telex with report of delivery, to the addresses set forth below, or to such other address as any Sellers or Buyers may designate, from time to time, by written notice to the other:

     To Buyer:  Sick Inc.
                           6900 West 110th Street
                           Bloomington, MN 55438
                           Attention: Chief Financial Officer
                           Fax No.:  952-829-4819

     with copies to:       Sick AG
                           Sebastian-Kneipp-Strasse 1
                           79183 Waldkirch, Germany
                           Attention: DER VORSTAND
                           Fax No.:  49-7681-202-3539

                           and

                           Wormser, Kiely, Galef & Jacobs LLP
                           825 Third Avenue, 25th Floor
                           New York, New York 10022
                           Attention: Todd M. Brinberg, Esq.
                           Fax No.:  212-687-5703

     To Sellers:

                           Robotic Vision Systems, Inc.
                           5 Shawmut Road
                           Canton, MA  02021
                           Attention:  Patricia Randall
                           Fax No.:  781-302-2433

     with a copy to:


                           Sonnenschein Nath & Rosenthal
                           1221 Avenue of the Americas, 24th Floor
                           New York, NY 10020-1089
                           Attention:  Ira I. Roxland, Esq.
                           Fax No.:  212-768-6800

                                   ARTICLE 11.

                                  MISCELLANEOUS

         11.1 Entire Agreement. This Agreement, together with the other Transaction Documents that are being executed and delivered at the Closing simultaneously with the execution and delivery of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all other agreements and understandings, whether written or verbal, relating to the subject matter of this Agreement, and may not be modified, amended or terminated, except by a written agreement specifically referring to this Agreement signed by Buyer and Sellers. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. Notwithstanding the foregoing, the Buyer shall continue to be bound by the terms and provisions of the letter agreement with RVSI dated August 27 and 28, 2001.

         11.2 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement.

         11.3 Arbitration. Except for claims for injunctive relief and third-party claims by one party against the other in any action or proceeding commenced by unaffiliated persons or firms, all claims, disputes and differences hereunder shall be determined by arbitration under the rules then obtaining of the American Arbitration Association in Boston, Massachusetts. If $100,000 or more is at issue, the matter shall be heard by a panel of three arbitrators. In such case Sellers, on the one hand and Buyers, on the other hand, shall each designate one disinterested arbitrator and the two arbitrators so designated shall select the third arbitrator. Buyers and Sellers agree that in any dispute submitted for arbitration in connection herewith, the non-prevailing party shall pay all fees and expenses of the arbitration proceedings (but not legal fees or expenses) incurred by the prevailing party. The award rendered by the arbitrator(s) may be enforced by any court having jurisdiction.

         11.4 Captions. The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.


         11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together, shall be deemed one original.


         11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, USA, without regard to conflict of law provisions in such state. The parties hereto submit to the jurisdiction of any federal or state court of competent jurisdiction located in Boston, Massachusetts, USA.


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                  [Remainder of page intentionally left blank;
                              signatures to follow]

                  IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first above written.

                                        SELLERS:

                                        ROBOTIC VISION SYSTEMS, INC.

                                        By:____________________________
                                        Its:____________________________


                                        RVSI EUROPE LTD.

                                        By:____________________________
                                        Its:____________________________



                                        BUYERS:

                                        SICK, INC.

                                        By:____________________________
                                        Its:____________________________


                                        ERWIN SICK LTD.

                                        By:____________________________
                                        Its:____________________________